UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.  Set forth below is the second in a series of profiles of the Company’s senior management to be distributed to CBRE’s employees.

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December 2006

Bill Concannon

By any measure, Bill Concannon knows real estate. His broad and deep experience demonstrates a lifelong commitment to the industry’s most competitive sector — corporate services. Bill has been a director of Trammell Crow Company since June 1991 and has served as Vice Chairman since June 2003. Prior to that, he held the presidency of the company’s Global Services Group and was President and CEO of Trammell Crow Corporate Services (a company subsidiary), and served in numerous other roles during his 21-year career with Trammell Crow Company.

Bill will serve as Vice Chairman, Global Corporate Services of the new CB Richard Ellis. In a recent interview, Bill shed light on his leadership philosophy, strategy and goals, as well as the influences on his career and life.

What will your responsibilities be in the post-merger, combined company?
I will be responsible for growing CBRE’s recurring contract business by driving the sales, consulting and marketing efforts of our outsourcing platform. The Global Corporate Real Estate portfolios are going to account for even greater growth for CBRE’s business in the years ahead. This also includes key vertical markets in which there lies significant opportunity to deepen our outsourcing business across the CBRE platform, such as the healthcare, government and financial service industries. As an example, consider the healthcare industry, where large, integrated hospital systems have real estate portfolios across the top forty U.S. cities. Imagine the enormity of their need to rationalize those portfolios, and the business opportunity that represents.

What do you seek to achieve in your capacity initially following the merger and in the longer term?
Our goal short term is to focus the team on building a comprehensive value proposition for this business that stands apart from anything available in the industry today. Longer term, there should be no reason why we don’t have the very best integrated delivery of global clients’ services in this Industry. The opportunity in front of us is the potential to develop more enterprise level customers who buy the full service platform from CBRE globally. It’s interesting, but as we institutionalize this full service delivery across the parts of CBRE’s platform on the bigger clients, we then can drive the same principles with smaller clients. This offers us a great opportunity to grow our major cities by owning these clients locally longer term. The side of the business that I understand best really drives off a simple strategy of “large customers and large markets,” but as we evolve and become so deep and specialized in new areas, we can build deeper solution sets for all types of customers. At the end of the day if we are able to build a rigor around winning new profitable contracts, keeping those we have, and growing them each year, this contracts business will provide great momentum for CBRE, and our people, and shareholders.

What do you think will be the combined company’s biggest strength in the marketplace?
Our biggest strength will be our ability to problem solve for our clients with the very best people in the industry. Our people are and will continue to be the kind of people that clients want to do business with. Our coverage and platform will keep those clients with us in the long term. And our clients and prospects will be impressed by our collaborative ability, both inside and outside the company, to solve their most pressing issues.

Who or what influences have shaped your career?
Undoubtedly, my primary influence is my parents. My father instilled in me the value of hard work, and my mother, compassion.

In my career I have learned the value of never giving up on one’s vision. At my core, I’m driven and even competitive — I thrive on playing for the winning team. I’m also fortunate to be adaptively creative, which affords me the ability to take an idea implemented successfully elsewhere and apply it to our business in a positive way.

When combined with my experience observing others at TCC, these compound influences have taught me the value of having a vision and believing in oneself to accomplish it successfully.

What are the greatest challenges facing the real estate industry currently?
We in the real estate industry have a good thing going right now — credibility and trust from the capital markets, customers who want more of our best ideas and industry-fueling job growth both domestically and globally. So it’s very important that the sector, especially the growing business services sector, doesn’t lose credibility at the hands of the real estate firms that are part of that. We must all operate with the greatest principles around leadership, integrity and trust with our clients, shareholders and people.

Another key challenge is the role of real estate in the physical environment. Given the detrimental and increasing impact of human development on global resources, it is incumbent upon those of us in the industry to act responsibly and lead the charge.

And specific to CBRE, we are challenged by the need to remain adaptive not just in spite of, but because of, our size. Given our scale and scope of services, we have multiple entry points into potential clients, so we have to develop world class integration skills that deliver those services to each client environment as required. When they need us to be big and robust, we must respond with great capability, but we must also do so when they require us to be small and specialized.

What matters most to you in life?
I have passion for two things in my life: I love my family and I love what I do. My wife Claudia and I have been married for 25 years and we make a great team. Our three children come first. Kristin, our eldest, is 23 and did her undergraduate degree at Vanderbilt and is now pursuing graduate studies at Boston College. Molly, our middle daughter, is 20 and a junior at Providence College, and our son, Bill, is a freshman at Georgetown University, where he plays baseball. We talk a lot in our family and we used the phrase “family first” long before Dr. Phil made it popular.

I like to think that my behavior reinforces the concept of family first, though I’m also very close to my work friends. I love the people of TCC and our new CBRE friends will also feel the force of our passion. The fact that we have a lot to do, that we strive to do it best and that we believe in that mission is exciting to me.

What do you consider your greatest success in business/life?
Clearly, my family is my greatest success. On the business front, however, I’d have to say it’s believing in the outsourcing concept long before it was pervasive and staying with it when others really hadn’t bought in to it. Starting in the 1980’s, it was nearly a decade before the concept and its value started to crystallize into something too large to ignore. Don Williams (former CEO of TCC) and Bob Sulentic pushed and supported the idea — and perhaps at times, they did so merely out of sympathy for me!

What else would you like to communicate to your new CBRE colleagues?
First, I have to say how greatly impressed I am with the people of CBRE, as I expected to be. I knew CBRE was full of hard working people of high integrity, so I knew the fabric was strong and straightforward, and that there was a bigger mission beyond just the personal.

Second, I recognize that we inevitably will run into tough days ahead in this integration. I encourage us to remain positive about the future and the company, and to remember what we’re trying to achieve. It’s all about staying positive and focused on those days when we don’t think we’re gaining ground. If we do this and remember our jobs as leaders, our dream of being the best company this industry has ever seen will come true…and that will be quite a thing for each of us to be a part of.

SEC Legend
Trammell Crow Company (the “Company”) filed with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger on November 15, 2006. The Company may also file other documents concerning the proposed merger. You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information. You can obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s Internet Site (http://www.sec.gov) or directly from the Company by contacting Investor Relations at ir@trammellcrow.com, or by mail at Investor Relations, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, or by telephone: (214) 863-3020.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the Company’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2006, and the proxy statement regarding the proposed merger. Additional information regarding the interests of such potential participants is included in the definitive proxy statement, and other relevant documents filed with the SEC.

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Cautionary Language Regarding Forward-Looking Statements

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.